Exhibit 5.1

November 25, 2013

SGH Holdco, Inc.

15303 Ventura Boulevard, Suite 1600

Sherman Oaks, California 91403

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to SGH Holdco, Inc., a Delaware corporation (the “Company”), in connection with registration by the Company of up to 14,929,345 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), together with the associated rights (the “Rights,” and with the Shares, the “Securities”) to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred”), pursuant to the Registration Statement on Form S-4 (File No. 333-191685, as amended or supplemented, and together with all annexes and exhibits thereto, the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Securities are to be issued upon consummation of the proposed merger (the “Merger”) of Signature Group Holdings, Inc., a Nevada corporation and successor in interest to Fremont General Corporation (“Old Signature”), with and into SGH Merger Sub, LLC, a Delaware limited liability company and a subsidiary of the Company (“Merger Sub”), pursuant to the terms of a proposed agreement and plan of merger, in form attached as Annex A to the proxy statement/prospectus included in the Registration Statement (the “Merger Agreement”), among the Company, Old Signature and Merger Sub. The Rights were created by that certain Rights Agreement, dated October 23, 2007, between Old Signature Group and Mellon Investor Services LLC, as Rights Agent, as amended (the “Rights Agreement”), and the Rights Agreement will be assumed by the Company in the Merger.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In rendering this opinion, we have assumed that prior to the issuance of any of the Securities: (i) the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded, (ii) the Merger Agreement will have been entered into in the form attached as Annex A to the proxy statement/prospectus included in the Registration Statement, prior to mailing of the proxy statement/prospectus to the stockholders of Old Signature, (iii) the stockholders of Old Signature will have duly approved the Merger Agreement in accordance with Chapter 92A of the Nevada Revised Statutes, (iv) the Company will have assumed the obligations of Old Signature pursuant to the Rights Agreement, (v) the Certificate of Designations related to the Series A Preferred will have been duly filed with the Secretary of State of the State of Delaware in the form attached as Annex C to the proxy statement/prospectus included in the Registration Statement, and (vi) the transactions contemplated by the Merger Agreement, including the delivery of the Shares, will have been consummated in accordance with the terms of the Merger Agreement.

Crowell & Moring LLP ¡ www.crowell.com ¡ Washington, DC ¡ New York ¡ San Francisco ¡ Los Angeles ¡ Orange County ¡ Anchorage ¡  London ¡ Brussels

SGH Holdco, Inc.

November 25, 2013

On the basis of the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will have been validly issued, and the Shares will be fully paid and nonassessable.

In rendering this opinion, we have also assumed that the members of the Board of Directors of the Company (the “ Board ”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses the Rights and the Rights Agreement in their entirety, and it should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Crowell & Moring LLP

CROWELL & MORING LLP

Crowell & Moring LLP ¡ www.crowell.com ¡  Washington, DC ¡ New York ¡ San Francisco ¡ Los Angeles ¡ Orange County ¡ Anchorage ¡ London ¡ Brussels